Exhibit 10.1


August 27, 2002

Paladyne Corp.
1650 A Gum Branch Road
Jacksonville, NC 28540
Attn:  Mr. Terrence Leifheit, CEO


Dear Terry:

         We are pleased to submit to Paladyne Corp. (the "Company") the following proposal, pursuant to which Market Central, Inc., a newly formed entity controlled by William A. Goldstein and Glen H. Hammer, or its assignee or designee ("Market Central") would, among other things, (a) make certain loans to the Company upon the terms described in paragraph 1.A below, and (b) purchase shares of the Company's $.001 par value common stock ("Common Stock") upon the terms, and subject to the conditions, described in paragraph 1.B below.

Transactions.

         A. Loan. As soon as reasonably possible following your execution of this letter, Market Central and the Company will enter into a Loan and Security Agreement, satisfactory in form and substance to Market Central (the "Loan Agreement"), pursuant to which Market Central may, from time to time, in Market Central's sole discretion, make loans to the Company at its request. The aggregate principal amount outstanding under such loans shall not at any time exceed $125,000. Such loans would bear simple interest at a rate per annum equal to the most recently announced prime rate published in the "Money Rates" section of the Wall Street Journal, from time to time, plus four percentage points and would be payable in 90 days. Pursuant to the Loan Agreement, the Company would
(i) grant to Market Central a first or second priority lien on all assets of the Company to secure the prompt payment of the principal amount of such loans, any accrued but unpaid interest thereon and any other amounts owed by the Company to Market Central, and (ii) file or authorize Market Central to file any and all financing statements or other documents reasonably deemed necessary by Market Central to perfect such lien in accordance with applicable law. As part of the consideration of the transactions contemplated by this proposal, Market Central will use its good faith best efforts to: renegotiate or initiate a new credit facility for the Company with increased capacity; renegotiate and/or settle other existing indebtedness and claims, including equipment leases. The expected value of these initiatives will be approximately $1,250,000.00, but the failure to achieve this level shall have no effect on the transaction contemplated herein. With reference to the public stock, Market Central will use its good faith best efforts to; provide market makers for the public stock; create interest in the stock by expanding the retail brokerage community awareness of the company; and focus on directing the company to meet the criteria for listing on the AMEX or another public exchange which will assist the company in realizing a higher value for the public stock. Additionally, Market Central agrees to provide its best efforts to generate new outbound telemarketing and/or mail opportunities for the Company in an amount not less than $350,000 during the first twelve months after the closing of the merger.


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Paladyne Corp.
August 27, 2002
Page 2


         B. Stock Purchase. Market Central and the Company shall negotiate and enter into a Stock Purchase Agreement, satisfactory in form and substance to Market Central and the Company (the "Stock Purchase Agreement"), pursuant to which Market Central would purchase, on a private placement basis (the "Stock Purchase"), a number of shares of newly issued Common Stock (the "Shares") such that, immediately following the consummation of the Stock Purchase, Market Central would own seventy percent (70%) of the outstanding shares of Common Stock of the Company, determined on a fully-diluted basis giving effect to the issuance, if any, of shares to Terrence J. Leifheit pursuant to the terms of the Agreement and Plan of Merger dated December 21, 2000 between the Company and Terrence J. Leifheit, as amended (excluding the exercise of any outstanding options and warrants to acquire Common Stock at a price equal to or greater than $.55 per share), the conversion of the Gibralter note as described below, and the conversion of all other outstanding securities of the Company convertible into Common Stock. The purchase price for the Shares would be an amount in cash equal to $750,000, less the aggregate principal amount of the loans made pursuant to the Loan Agreement and any accrued but unpaid interest thereon.


Terms and Conditions of Stock Purchase Agreement.

         The Stock Purchase Agreement would provide that the Company shall (i) convene a special meeting of shareholders of the Company (the "Special Meeting") for the purpose of obtaining shareholder approval of (A) the Stock Purchase and
(B) a reverse stock split of the Company's Common Stock (the "Reverse Split"), pursuant to which its issued and outstanding Common Stock shall have been converted into amount to be determined by Market Central in its sole discretion, of the number of shares of Common Stock outstanding immediately prior to the effectiveness of the Reverse Split, and (C) a change in the name of the Company to a name mutually agreeable to the Company and Market Central; (ii) prepare and file with Securities and Exchange Commission a proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934 with respect to the Special Meeting; (iii) issue the Shares to Market Central in compliance with Regulation D under the Securities Act of 1933; and (iv) grant to Market Central demand registration rights with respect to the registration of the Shares for resale by Market Central.

         The obligation of Market Central to purchase the Shares shall be conditioned upon, without limitation, (i) not less than 95% of the Company's convertible securities (including but not limited to, the Company's Series A Preferred Stock), determined on the basis of the number of shares of Common Stock into which such convertible securities may be converted immediately prior to the Stock Purchase, having been cancelled or converted to Common Stock in accordance with the terms thereof, (ii) Gibralter Publishing, Inc. ("Gibralter"), having converted the entire $5 million (approximate) convertible debt owed to it by the Company into 10,000,000 shares of Common Stock and warrants to purchase 1,000,000 shares of Common Stock at the post reverse split price, all in accordance with the current terms of such convertible debt, (iii) the Company having effected the Reverse Split, (iv) the sum of the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon the conversion of all securities convertible into shares of Common Stock shall not exceed 36 million (before giving effect to the Reverse Split),


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Paladyne Corp.
August 27, 2002
Page 3


(v) the Company having entered into an arms-length agreement with Gibralter providing for the continued provision of services to Gibralter by the Company, such agreement to be in form and substance satisfactory to Market Central in its sole discretion (including, without limitation, as to allocation of overhead and costs), to the extent the parties cannot agree on an acceptable contract, the parties shall select an arbitrator to determine fair market terms for said contract, which shall be for a term of not less than five (5) years , (vi) the Company having entered into a fee agreement with Atkisson, Carter & Company, in form and substance satisfactory Market Central in its sole discretion, relating to services provided in connection with this transaction, (vii) the Company having entered into an agreement with each of its creditors and suppliers, in each case acceptable in form and substance to Market Central in its sole discretion, relating to their outstanding invoices, (viii) Market Central's satisfaction, in its sole discretion, with the results of its due diligence investigation of the Company; (ix) the absence of any material adverse change in the financial condition, results of operations or business prospects of the Company; and (x) the shareholders of the Company having approved the Stock Purchase.

         In addition, we would expect the Stock Purchase Agreement to contain the following additional customary closing conditions: (i) the receipt of all necessary governmental and material third party approvals which are required to consummate the Stock Purchase, (ii) the continued accuracy of each representation and warranty made in the Stock Purchase Agreement by the parties,
(iii) the observance or performance, as the case may be, by the parties of any and all covenants in the Stock Purchase Agreement, and (v) the absence of any pending or threatened litigation concerning the Stock Purchase.

         We would also expect the Stock Purchase Agreement to contain customary representations, warranties, and covenants for transactions of this type.

Additional Agreements.

         C. Voting Agreement. Prior to or simultaneously with the execution of the Stock Purchase Agreement, a Voting Agreement would be entered into between Market Central and Terrence Leifheit, pursuant to which (i) Mr. Leifheit would agree to vote all shares of Common Stock owned by him in favor of the Stock Purchase and the Reverse Split and against any proposal for any competing transaction and (ii) Market Central would be granted a proxy with respect to the shares of Common Stock owned by Mr. Leifheit.

         D. Employment Agreements. Simultaneously with the execution of the Stock Purchase Agreement, the Company would enter into employment agreements (including customary noncompete and nonsolicitation covenants) with Terry Leifheit and certain other mutually agreed employees of the Company (collectively, the "Employment Agreements") that would be conditioned in their entirety upon the consummation of the Stock Purchase and otherwise acceptable in form and substance to the Company, Market Central and the respective employee. Terry Leifheit's employment agreement would provide for him to occupy a seat on the Company's board of directors.


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Paladyne Corp.
August 27, 2002
Page 4


Due Diligence.

         Market Central is prepared to immediately commence a due diligence review of the Company. We would hope to complete our due diligence review of the Company prior to the expiration of the Exclusivity Period (as defined in paragraph 8 below). Upon your execution of this letter, we are prepared to devote the requisite resources necessary to achieve this timetable.

Access to Information; Pre-Closing Activities.

         During the Exclusivity Period (as defined in paragraph 8), the Company will afford, and cause its officers and agents to afford, to Market Central and its representatives, consultants, agents, lenders, employees and investors full and complete access, during regular business hours, to the properties, business, personnel (including outside accountants and lawyers), and financial, legal, accounting, tax and other data and information relating to the Company as requested by Market Central or its representatives or agents for purposes of evaluating the transactions contemplated hereby. The business and operations of the Company will be conducted in the usual and ordinary course in accordance with good business practices between the date of this letter and the closing date. In connection therewith, the Company will not, without the prior approval of Market Central, dispose of any business or assets, or make any distributions of cash or property, other than in the ordinary course of business.

Post-Stock Purchase Covenants.

         Market Central would agree to use commercially reasonable efforts to generate new outbound telemarketing and/or mail opportunities for the surviving corporation in an amount not less than $350,000 during the first twelve months after the closing of the Stock Purchase. Following the consummation of the Stock Purchase, the Company will adopt a new Stock Option Plan, pursuant to which employees of the Company will be given new options to purchase Common Stock.

Publicity.

         Neither Market Central nor the Company, nor their respective affiliates, shareholders or representatives will make any press release or public announcement concerning the existence of this letter or of the transactions contemplated hereby without the prior written approval of the other parties hereto, except as required by law, regulation, or stock exchange rule; provided that any party required to make a press release or public announcement pursuant to law, regulation or stock exchange rule shall give prior notice to the other party and a reasonable opportunity for the other party to review and comment on such press release or public announcement.

Exclusivity.

         The Company agrees that, for a period commencing on the date that this letter is signed by the Company and ending on the 90th day thereafter (the "Exclusivity Period"), neither the Company nor any of its representatives, directors, officers, stockholders, agents or affiliates will (i) entertain or discuss a possible sale, merger, recapitalization or other disposition of the Company, any capital stock or assets of the Company or any interest therein with any other party or provide any information to any other party in connection therewith, or (ii) disclose to any other party the contents of this letter or


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Paladyne Corp.
August 27, 2002
Page 5


the details of the transactions proposed herein, or (iii) voluntarily sell any operating assets or incur any obligations outside the ordinary course of business, or (iv) operate the Company other than in the ordinary course of business. In addition, the Company represents that it will not, by pursuing the transaction contemplated hereby, violate the terms of any other agreement or obligation to which it or any affiliated entity is subject, and will inform Market Central of, and provide Market Central with information regarding, any other offers or expressions of interest for the Company.

Break-Up Fee.

         In consideration for our willingness to proceed with the transactions contemplated herein and our due diligence efforts to date and going forward, the Company shall pay Market Central in cash an amount of $125,000, in the event that: (a) the Company breaches its obligations under Section 8 above: or (b) there is a material misrepresentation in any of the Company's SEC filings or in any of the information the Company has provided to Market Central or its agents and owners, and in either case, Market Central decides not to proceed with the Stock Purchase.

         In addition, the Stock Purchase Agreement would provide that the Company shall pay Market Central a break-up fee in cash in an amount of $125,000, upon the occurrence of any of the following: (i) the failure of the Company's board of directors to recommend the consummation of the Stock Purchase or the withdrawal by the Company's board of directors of any such recommendation, or (ii) the termination of the Merger Agreement by Market Capital following the breach by the Company of any of the Company's representations, warranties or covenants set forth in the Stock Purchase Agreement.

Lock-Up Option.

         The Company hereby grants Market Central an option (the "Option") to acquire a number of shares of the Common Stock of the Company equal to 19.9% of the number of issued and outstanding shares of the Company's Common Stock immediately prior to the exercise of the Option, at an exercise price of $0.07 per share, to be paid in cash (which price shall be automatically adjusted in accordance with the Reverse Split in the event the Reverse Split is effected). The Option shall be exercisable in the event, Market Central is entitled to a break-up fee as described in Section 8 above, and shall expire upon the earlier to occur of (i) the second anniversary of the date of your acceptance of this letter or (ii) the date of the consummation of the Stock Purchase. Market Central may assign the Option to any person or entity in its sole discretion.


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Paladyne Corp.
August 27, 2002
Page 6


Fees and Expenses.

         In addition to its own fees and expenses, the Company shall pay the fees and expenses (including the fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred by Market Central and its organizers in connection with the negotiation and consummation of the transactions contemplated hereby.

Termination.

         This letter will automatically terminate and be of no further force and effect upon the first to occur of (i) the end of the Exclusivity Period and (ii) the execution of a definitive Stock Purchase Agreement, unless the parties hereto mutually agree to an extension hereof.

Counterparts; Governing Law; Binding Effect.

         This letter may be executed in two or more counterparts (any of which may be by facsimile signature), all of which taken together will constitute one original hereof. This letter shall be governed by the substantive laws (and not the law of conflicts) of the State of Georgia. This letter represents a non-binding statement of intent between the parties, except with respect to paragraphs 7-14, which the parties intend to be binding on each party. Except with respect to paragraphs 7-14, no contractual obligations will arise until definitive agreements are executed between the parties.


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Paladyne Corp.
August 27, 2002
Page 7


Expiration.

         This letter will automatically expire at 11:00 a.m. Atlanta time on August 28, 2002, unless accepted by you as provided below at or prior to such time.

                                 * * * * * * * *

         We look forward to the opportunity to discuss our proposal with you at your earliest convenience.


Very truly yours,


MARKET CENTRAL, INC.


By: /s/ William A. Goldstein
    -----------------------------------
Name:   William A. Goldstein
Title:  Vice President



Accepted and agreed to this 27th day of August, 2002 by:

PALADYNE CORP.


By: /s/ Terrence J. Leifheit
   ------------------------------------
Name:   Terrence J. Leifheit
Title:  President and Chief Executive Officer